Exhibit 99.1

Ampio is Preparing an Expanded Access FDA protocol to Study Nebulized Ampion as a Treatment for Moderate to Severe Acute Respiratory Distress Syndrome Associated with COVID-19

ENGLEWOOD, Colo., March 24, 2020, /PRNewswire/ — Ampio Pharmaceuticals, Inc. (NYSE American: AMPE),  a pre-revenue development stage biopharmaceutical company focused on the development of immunology based therapies to treat prevalent inflammatory conditions for which limited treatment options exist, announced today that it is preparing an expanded access FDA protocol to study potential benefit of nebulized treatment with Ampion in SARS-Cov-2 (“COVID-19”) induced Acute Respiratory Distress Syndrome (“ARDS”),  an immediately life-threatening condition.

Ampio’s Scientific Advisory Board (“SAB”) members David Bar-Or, MD, Pablo Rubinstein, MD, and Edward Brody, MD, PhD, determined after a careful review of the published articles on the properties of Ampion, that nebulized Ampion may be suitable to treat another inflammatory indication. Specifically, ARDS, one of the most dreaded complications of COVID-19 is associated with widespread inflammation in the lungs. The underlying mechanism of ARDS involves diffuse injury to cells which form the barrier of the microscopic air sacs (alveoli) of the lung, surfactant dysfunction, and activation of the immune system. The fluid accumulation in the lungs associated with ARDS is partially explained by vascular leakage due to inflammation. Ampion is an aqueous solution that may be delivered through nebulization and may be suitable for suppressing inflammation in the lungs.

Ampion is a human blood derived composition, currently approved for clinical use by the FDA, as an anti-inflammatory, immunomodulating drug. The novel mode of action of Ampion involves multiple biochemical pathways associated with resolving inflammation1 which make it a potential therapy for ARDS as follows:

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An important aspect of ARDS, triggered by COVID-19, is an initial release of chemical signals and other inflammatory mediators secreted by lung epithelial and endothelial cells. Neutrophils and some T-lymphocytes migrate into the inflamed lung tissue and contribute to the amplification/deterioration of ARDS. A decrease in the production of lipid mediators of inflammation (prostaglandins) may impair the resolution of inflammation associated with ARDS[2],3.

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Ampion was reported to up regulate the production of these healing lipid mediators’ prostaglandins in-vitro[3].  In addition, multiple inflammatory signals (i.e. TNF α, IL6, CXCL10) have been reported to be attenuated by Ampion, including a decrease in vascular permeability.

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More than 1,000  patients with another inflammatory disease, osteoarthristis, have received Ampion without any serious drug related adverse events. A subset of these patients were given Ampion multiple times over the course of a year, and no serious drug related adverse events were observed.

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Ampion is formulated as a sterile liquid and is easily administered as a nebulized liquid form. If Ampion is found to be an efficacious treatment for COVID-19 induced ARDS, the Company’s in-house manufacturing facility may allow the product to be produced quickly and in significant quantities.

The anticipated aim of a preliminary protocol for FDA review would be to evaluate patients with moderate to severe ARDS, triggered by COVID-19, for (1) reduced ventilator time; (2) reduction in mortality and (3) improvements in oxygenation parameters compared to non-Ampion treated patients.

1 Bar-Or, et. al., On the Mechanisms of Action of the Low Molecular Weight Fraction of Commercial Human Serum Albumin in Osteoarthritis. Current Rheumatology Reviews, 2019, 15, 189-200.

2  Fukunaga, et. al., Cyclooxygenase 2 Plays a Pivotal Role in the Resolution of Acute Lung Injury. Journal of Immunology 2005; 174:5033-5039.

3  Gao et al. Resolvin D1 Improves the Resolution of Inflammation via Activating NF-κB p50/p50-Mediated Cyclooxygenase-2 Expression in Acute Respiratory Distress Syndrome, 174:5033-5039, J Immunol 2017

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a development stage biopharmaceutical company primarily focused on the development of Ampion to treat prevalent inflammatory conditions for which there are limited treatment options. Ampio’s lead product candidate, AmpionTM,  is backed by an extensive patent portfolio with intellectual property protection extending through 2032 and is eligible for 12-year FDA market exclusivity upon approval as a novel biologic under the biologics price competition and innovation act (“BPCIA”).

Forward-Looking Statements

Ampio’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “plan,” “anticipate,” “may”, and similar expressions. These forward-looking statements include statements regarding Ampio’s expectations with respect to Ampion™ and its classification, as well as those associated with regulatory approvals and other FDA decisions, the Biological License Application (“BLA”), the ability of Ampio to enter  into partnering arrangements,  clinical trials and decisions and changes in business conditions and similar events, all of which are inherently subject to various risks and uncertainties. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, under Ampio’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact
Daniel G. Stokely, CFO
Phone: (720) 437-6500
info@ampiopharma.com